Exhibit 3(i)

MEDIA GENERAL, INC.

Articles of Incorporation

Amended and Restated as of May 28, 2004

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MEDIA GENERAL, INC.

ARTICLE I

The name of the Corporation is MEDIA GENERAL, INC.

ARTICLE II

A. The aggregate number of shares of stock which the Corporation shall have the authority to issue, each of which shall have a par value per share of $5.00, are as follows:

Class	No. of Shares
Class A Common	75,000,000
Class B Common	600,000
Preferred	5,000,000

B. The preferences, limitations, and relative rights of the different classes of stock are as follows:

(1) Preferred Stock. (a) The holders of the Preferred Stock shall have no voting rights except to the extent that such rights may be conferred in an amendment to these Articles of Incorporation and except to the extent that the vote of such holders is required by the laws of the State of Virginia.

(b) Authority is expressly vested in the Board of Directors to divide the Preferred Stock into series and, within the limitations set by law, to fix and determine the relative rights and preferences of the shares of any series so established and to provide for the issuance thereof. Each series shall be so designated as to distinguish the shares thereof from the share of all other series.

(c) Prior to the issuance of any shares of a series of Preferred Stock, these Articles of Incorporation shall be amended by the Board of Directors to establish the designation and number of shares of the series and the relative rights and preferences thereof and such amendment shall have been declared effective by the State Corporation Commission of Virginia.

(2) Common Stock. (a) The holders of the Class A Common Stock voting separately and as a class shall be entitled to one vote for each share held by them in the election of 30% of the Board of Directors proposed to be elected at any meeting of stockholders held for that purpose (or the nearest whole number if such percentage is not a whole number), such Directors to be known as Class A Directors. The holders of the Class B Common Stock voting separately and as a class shall be entitled to one vote for each share held by them in the election of the balance of the Board of Directors to be elected at any such meeting, such Directors to be known as Class B Directors.

(b) Except as provided in Paragraphs B(1)(b), B(2)(a) and (B)(3)(a) of this Article II and as otherwise required by law, the entire voting power shall be vested solely and exclusively in the holders of the shares of Class B Common Stock, and each holder thereof shall be entitled to one vote for each one share thereof held upon all matters requiring a vote of stockholders. The holders of Preferred Stock or of the Class A Common Stock shall have no voting power and shall not have the right to participate in any meeting of stockholders except as otherwise specifically set forth in these Articles or as may be required by law. In the event that the approval of the holders of either the Class A Common Stock or the Class B Common Stock shall be required by law for the adoption of an amendment to these Articles, then, unless the Board of Directors requires a greater vote, such approval shall require a majority of all votes entitled to be cast by holders of the Class A Common Stock or the Class B Common Stock, respectively, in lieu of such vote as would otherwise be required by the first sentence of subsection E of §13.1-707 of the Virginia Stock Corporation Act or any successor statute.

(c) Except as may be otherwise specifically provided in these Articles, in all other respects, including, but not by way of limitation, the right to receive the payment of cash dividends, the right to share in the property or business of the Corporation in event of its liquidation in whole or in part, and the right to share in the assets of the Corporation in event of its dissolution and the distribution of such assets by way of return of capital, each share of Common Stock of this Corporation, whether Class A Common Stock or Class B Common Stock, shall rank equally and be identical.

(3) Other Rights. (a) Unless the Corporation, prior to taking any of the actions listed below, shall receive the written consent of any stock exchange on which any stock of the Corporation may be listed to the taking of such action without the authorization of the stockholders, or unless at the time such action is taken no shares of stock of the Corporation are listed upon any stock exchange, the holders of the Class A Common Stock, the holders of the Class B Common Stock and, to the extent set forth in any amendment to these Articles of Incorporation, the holders of any series of Preferred Stock, voting together and not as separate classes, must authorize the taking of any of the following listed actions by a majority vote at a duly called meeting of stockholders at which each share, regardless of Class, shall be entitled to one vote:

(i) The reservation of any shares of capital stock of the Corporation for options granted or to be granted to officers, directors or employees of the Corporation;

(ii) The acquisition of the stock or assets of any company in the following circumstances:

(x) if any officer, director or holder of 10% or more of any class of shares of voting securities of the Corporation has an interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction;

(y) if the transaction involves the issuance of Class A or Class B Common Stock or securities convertible into either, or any combination of the three, and if the aggregate number of shares of Common Stock so to be issued together with the Common Stock which could be issued upon conversion of such securities approximates (in the reasonable judgment of the Board of Directors) 20% of the aggregate number of shares of Class A and Class B Common Stock outstanding immediately prior to such transaction; or

(z) if the transaction involves issuance of Class A or Class B Common Stock or any additional consideration and if the value of the aggregate consideration so to be issued (including the value of any Common Stock which may be issuable in the future in accordance with the terms of the transaction) has in the reasonable judgment of the Board of Directors a combined fair value of approximately 20% or more of the aggregate market value of shares of Class A and Class B Common Stock outstanding immediately prior to such transaction.

(b) The holders of the Class A Common Stock and Class B Common Stock shall be treated equally, according to the number of shares of Common Stock they hold, in the payment of any stock dividend or other distribution of shares, but the holders of the Class A Common Stock may be issued only Class A Common Stock in the payment of any such stock dividend or distribution, while the holders of the Class B Common Stock may be issued either Class A Common Stock or Class B Common Stock in the discretion of the Board of Directors.

(c) The holders of the Class B Common Stock shall have preemptive rights with respect to any additional shares of Class B Common Stock issued, and otherwise no holder of any share of any class of stock of the Corporation shall have any preemptive or other rights to subscribe for or purchase any shares of any class or any notes, debentures, bonds or any other securities of the Corporation (including but not limited to warrants, rights or options) whether now or hereafter authorized and whether or not convertible into, or evidencing or carrying options, warrants or rights to purchase, shares of any class or any notes, debentures, bonds or other securities now or hereafter authorized, and whether the same shall be issued for cash, services or property, or by way of dividend or otherwise.

(d)(i) Each share of Class B Common Stock may at any time be converted, at the option of the holder thereof, into one share of Class A Common Stock. Such right shall be exercised by the surrender of the certificate representing such share of Class B Common Stock to be converted at the office of the transfer agent of the Corporation (the “Transfer Agent”) during normal business hours accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation or the Transfer Agent) an instrument of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or his duly authorized attorney, and funds in the amount of any applicable transfer tax (unless provision satisfactory to the Corporation is otherwise made therefor), if required pursuant to subparagraph (iii) below.

(ii) As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in subparagraph (i) above and the payment in cash of any amount required by the provisions of subparagraph (i) and (iii), the Corporation will deliver or cause to be delivered at the office of the Transfer Agent to or upon the written order of the holder of such certificate, a certificate or certificates representing a number of fully paid and non-assessable shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock, and all rights of the holder of such shares of Class B Common Stock as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time.

(iii) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid.

ARTICLE III

The number of Directors constituting the Board of Directors shall be fixed in accordance with the bylaws, or, in the absence of an applicable bylaw, shall be fixed by the shareholders or by the Board of Directors, but shall not be fewer than eight nor more than twelve.

Any vacancy in the Directorate created by the death, resignation or removal of a Class A Director shall be filled by the affirmative vote of a majority of the remaining Class A Directors, and any vacancy in the Directorate created by the death, resignation or removal of a Class B Director shall be filled by the affirmative vote of a majority of the remaining Class B Directors.

ARTICLE IV

The Corporation shall indemnify each Director and Officer who was or is a party to any proceeding, including a proceeding brought by a stockholder in the right of the Corporation or brought by or on behalf of stockholders of the Corporation, by reason of his being or having been a Director or Officer, against any liability incurred by him in connection with such proceeding, except to the extent such liability is a result of his willful misconduct or a knowing violation of the criminal law.

In the event of the satisfaction of a judgment, penalty or fine, including any excise tax assessed with respect to an employee benefit plan, in any proceeding, or in the event of a settlement or other disposition of a proceeding, the Corporation shall indemnify each Director or Officer against all liability incurred by him in connection with such proceeding, provided that such indemnity shall be conditioned upon a prior determination that such indemnification of the Director or Officer is permissible under the first sentence of this Article. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to such proceeding; or (ii) if the quorum described in (i) above cannot be obtained, by majority vote of a committee, duly designated by the Board of Directors (in which designation Directors who are parties to such proceeding may participate), consisting solely of two or more Directors not at the time parties to such proceeding; or (iii) by special legal counsel selected by the Board of Directors or its committee in the manner prescribed in (i) and (ii) above, if a quorum of the Board of Directors cannot be obtained under (i) above and a committee cannot be designated under (ii) above, selected by majority vote of the full Board of Directors, in which selection Directors who are parties to such proceeding may participate, or (iv) by the stockholders entitled to vote thereon (but shares owned by or voted under the control of Directors or Officers who are at the time parties to such proceeding may not be voted on such determination). Directors eligible to make any such determination or to refer any such determination to special legal counsel must act with reasonable promptness when indemnification is sought by any Director or Officer. Notwithstanding the provisions of this paragraph, the Corporation shall not indemnify any Director or Officer to the extent that he shall receive indemnification similar to that hereinabove provided from any other source.

The Corporation shall pay for or reimburse the reasonable fees, costs and expenses incurred by a Director or Officer who is a party to a proceeding in advance of final disposition of the proceeding if (i) the Director or Officer furnishes the Corporation a written statement of his good faith belief that he has met the standard of conduct set forth in the first sentence of this Article, and (ii) the Director or Officer furnishes the Corporation a written undertaking, executed personally or on his behalf, to repay any advance if it is ultimately determined he did not meet such standard, unless a determination has been made in the manner set forth above that the facts then known to those making the determination would preclude indemnification under this Article. The undertaking required by (ii) above shall be an unlimited general obligation of the Director or Officer but need not be secured and shall be accepted without reference to financial ability to make repayment.

Every reference in this Article to Director or Officer shall include every Director or Officer or former Director or Officer of the Corporation and every person who may have served at the request of the Corporation or one of its subsidiaries as a director, officer, partner or trustee of any corporation, partnership, joint-venture, trust, employee benefit plan, or other enterprise, and, in all of such cases, his heirs, executors and administrators.

In addition, in this Article, the terms “expenses,” “liability,” “party” and “proceeding” shall have the respective meanings set forth in Section 13.1-696 of the Virginia Stock Corporation Act.

The foregoing rights and indemnification shall not be exclusive of any other rights to which the Directors and Officers may be entitled according to law.

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